Exhibit 10.1

GENERAL RELEASE AGREEMENT

This General Release Agreement (the “Release Agreement”) covers all understandings between Jerri DeVard (hereinafter referred to as “Executive” a term which includes the successors, assigns, beneficiaries, personal representatives, and heirs of Jerri DeVard) and Office Depot, Inc. (hereinafter referred to as “Office Depot” or “Company,” terms which include each and every officer, director, employee, agent, parent corporation or subsidiary (including but not limited to OfficeMax Incorporated and OfficeMax North America), affiliate or division, its successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs) and is provided to Executive on March 16, 2020.

WHEREAS, the parties have agreed that Executive’s last day of employment is March 16, 2020 (the “Separation Date”), which will allow Executive to remain employed through the Office Depot 2019 Short Term Incentive Plan payment date and the 2018 and 2019 LTI vesting dates of March 5, 2020 and March 15, 2020, respectively;

WHEREAS the parties have agreed that Executive will receive payment under the Office Depot 2019 Short Term Incentive Plan at earned rate as approved by the Compensation Committee of the Board of Directors of the Company and that Executive will receive this payment on the same date in 2020 on which bonuses are paid to the active Office Depot associates under the Office Depot 2019 Short Term Incentive Plan;

WHEREAS the Company issued Executive an offer letter dated September 14, 2017, which contained severance benefits to which Executive would be entitled in the event of termination due to no fault of her own (the severance benefits listed in the September 14, 2017 offer letter are the same severance benefits listed in the August 14, 2017 and August 29, 2017 offer letters);

WHEREAS, the Executive has recently made a claim that she is entitled to an annual 2017 LTI grant, which is in dispute; and

WHEREAS, the parties desire to resolve any and all outstanding issues in connection with Executive’s separation from employment and have therefore entered into this Release Agreement.

THEREFORE, FOR AND IN CONSIDERATION of the foregoing, and other good and valuable consideration as set forth below, the Parties agree as follows:

1.

Separation Date and Amounts Otherwise Due to Executive:  Executive’s separation date from the Company is March 16, 2020.  Whether or not Executive signs this Release Agreement, Executive is entitled to (a) any unpaid wages that she has earned through the Separation Date; (b) any vested benefits in her 401(k) account; and (c) if eligible, and upon making a timely election, Executive will be entitled to continue her health insurance benefits, at her own expense, under COBRA.

2.

Severance Benefits.  If this Release Agreement is executed within the timeframe permitted in Section 10 and Executive does not revoke her acceptance or violate the terms of this Release Agreement, Office Depot will provide the following severance benefits pursuant to Executive’s September 14, 2017 offer letter:  (a) $862,500.00, which equates to eighteen (18) months of Executive’s annual base salary in effect on the Separation Date; (b) $14,224.77, which equates to eighteen (18) times the difference between the Company’s monthly COBRA charge for the type of Company-provided group health plan coverage in effect for Executive on the Separation Date and the applicable active employee charge for such coverage; and (c)

payment under the 2020 Corporate Bonus Plan, at the earned rate, if any, based on Executive’s 2020 eligible earnings.  Office Depot will also: (d) pay for six (6) months of outplacement services through Right Management Consultants with such services to start no later than sixty (60) days after the Separation Date. Finally, Office Depot will: (e) make an additional payment in the amount of $222,080.91. The benefits set forth in this paragraph shall be collectively referred to as the “Severance Benefits”.

As a condition to receipt of these Severance Benefits, Executive must (i) execute and return this Release Agreement within the time period set forth in Section 10, and (ii) not exercise her right of revocation as set forth in Section 10.  The total time period described in (i) and (ii) above is the “Release Period.”  Payment of the benefits specified in (a), (b) and (e) above will be made in a lump sum, less applicable taxes, other deductions required by law, and/or any amounts due Office Depot within fifteen (15) days following the expiration of the Release Period. Payment of the benefits specified in (c) above, if any, will be made in a lump sum, less applicable taxes, other deductions required by law, and/or any amounts due Office Depot, on the same date in 2021 on which bonuses are paid to the active Office Depot associates under the Office Depot 2020 Corporate Bonus Plan; provided that, said 2020 bonuses are paid to eligible active associates.  No payments specified herein will be made later than March 15, 2021.

The payments specified above do not provide for a deferral of compensation under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, therefore, all payments are intended to be exempt from Section 409A under the short-term deferral exemption of Treasury Reg. § 1.409A-1(b)(4).

Executive acknowledges that the Severance Benefits set forth in this Section 1 are conditional upon her execution and non-revocation of this Release Agreement, and Executive’s adherence to her post-employment obligations contained herein, including, without limitation, the obligations set forth in Section 9.

3.

Equity and Cash Awards.  Any and all outstanding equity or cash awards issued to Employee shall be governed in accordance with the terms and conditions of the applicable agreements and respective plans.

4.

Release of Claims and Covenant Not to Sue.  Executive agrees to release and forever discharge Office Depot from any and all claims, demands, actions, and causes of action, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has or may have against Office Depot as a result of her employment by and subsequent separation from employment with Office Depot, up to the date of the execution of this Release Agreement and the general release contained herein.  This release includes but is not limited to claims at law or equity or sounding in contract (express or implied), common law or tort arising under federal, state or local laws, including by way of illustration and not limitation, any claims relating to employment discrimination, harassment, or retaliation of any kind and any and all claims relating to wages, compensation (including short-term and long-term incentive awards and specifically including a claim to a 2017 long-term incentive (LTI) award).  Claims Executive is giving up include but are not limited to claims of breach of contract; breach of the covenant of good faith and fair dealing; infliction of emotional distress; fraud, fraudulent inducement, or misrepresentation; wrongful discharge; retaliation; violation of public policy; defamation; libel; invasion of privacy; claims for unpaid wages; or any other tort; and claims under the Americans with Disabilities Act; the Civil Rights Act of 1866, 1871, 1964 and 1991 as reenacted, 42 U.S. Code Section 1981; the Age Discrimination in Employment Act; the

____________

Executive’s Initials

Older Workers Benefit Protection Act; the Fair Labor Standards Act; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Health Insurance Portability & Accountability Act of 1996 (HIPAA); the Genetic Information Non-Discrimination Act; the Rehabilitation Act of 1973; the Equal Pay Act of 1973; the Lilly Ledbetter Act; the Occupational Health and Safety Act; the Immigration Reform and Control Act of 1986; the Worker Adjustment and Retraining Notification Act: Section 409A of the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended (ERISA); the Florida Civil Rights Act; the Florida Whistleblower’s Act; the Florida Workers’ Compensation Act, including claims for retaliation; the Florida Wage Payment Act; any whistleblower claim under any state, federal, or local law; any qui tam action under any state or federal law, or claims growing out of any legal restrictions on Office Depot’s right to terminate its employees and all other claims under federal, state  or local statute or ordinance or common law,  including but not limited to those relating to discrimination in employment.  The foregoing is not a complete list, and Executive waives and releases any and all rights and claims and any other statutory and common law causes of action, including negligence, negligent misrepresentation, negligent hiring, negligent retention, negligent supervision, quantum meruit, promissory estoppel or any intentional tort, as well as all claims for or any other claims or rights to benefits or damages, whether contractual, liquidated, compensatory, exemplary, or punitive, or rights to or claims for injunctive or equitable relief, or rights to or claims for expenses, costs, fees, attorneys’ fees, interest, penalties, overtime pay, commissions, bonuses, premiums, penalties and any other element of relief and/or all losses of any kind whatsoever, which Executive have or might have by virtue of any fact(s), act(s) or event(s) occurring prior to the effective date of this Agreement.  All such claims, if any, are hereby compromised, settled, and extinguished in their entirety.

Nothing in this Release Agreement, including the release provisions in this Section, is intended or shall be construed to interfere with or in any way limit Executive’s rights under federal, state, or local laws to file a charge of discrimination or complaint with, or participate or cooperate in any investigation or proceeding conducted by the National Labor Relations Board (“NLRB”), the U.S. Equal Employment Opportunity Commission (“EEOC”), the U.S. Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Commission (“OSHA”), or any federal, state, or local government agency.  While Executive is not foreclosed from filing a charge of discrimination or complaint with the EEOC, the NLRB, the SEC, the OSHA, or any other government agency, Executive waives and releases the right to receive any compensation, damages, reinstatement, and any other form of relief whatsoever as a consequence of any such charge of discrimination or complaint filed by her or on her behalf.  Should any such charge of discrimination or complaint be filed by Executive or on her behalf involving matters covered by this Release Agreement with the EEOC, the NLRB, the SEC, the OSHA or any other federal, state or local agency, Executive agrees to promptly give the agency a copy of this Release Agreement and inform them that any individual claims that Executive might otherwise have had are waived and released. Notwithstanding, this Release Agreement does not limit or otherwise bar Employee’s right to receive a monetary award from a governmental agency.

Executive understands that nothing in this Release Agreement releases Office Depot from Worker’s Compensation or disability benefits, if any, to which Executive may be entitled in connection with her employment with Office Depot.

5.

Company Property.  By signing this Release Agreement, Executive agrees and acknowledges that she has returned to the Company all originals and copies of Company documents and all Company property, including without limitation, computer files, diskettes, database

____________

Executive’s Initials

information, client/customer information, sales documents financial statements, budgets and forecasts, computers, keys, and corporate credit cards.

6.

Corporate Credit Card Charges.  Executive agrees to provide Office Depot with receipts for any and all expenses charged to her Corporate Credit Card that are pending or unpaid, within 5 (five) business days after the Separation Date.  Executive further understands and agrees that she is responsible for directly rendering payment to Office Depot for any personal charges incurred on her Corporate Credit Card and understands and agrees that if she fails to do so, Office Depot has the right, but is not obligated, to deduct any and all amounts owing on her Corporate Credit Card for personal expenses from her severance payment, under this Release Agreement.

7.

No Admission of Liability.  Executive acknowledges that this Release Agreement shall not in any way be construed as an admission by Office Depot of any unlawful or wrongful acts whatsoever against Executive or any other person, and Office Depot specifically disclaims any liability to or wrongful acts against Executive or any other person.

8.

Waiver.  Executive expressly waives and releases any right to reinstatement by Office Depot and agrees not to seek or accept employment with Office Depot in the future, unless such new employment is expressly and mutually agreed to by Office Depot and Executive, in writing.

9.

Non-Compete, Confidentiality, Non-Disparagement, Cooperation.  Executive understands and agrees that, with the exception of the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement signed by Executive on August 23, 2017 (“Non-Competition, Confidentiality and Non-Solicitation Agreement”), this Release Agreement supersedes all prior agreements and understandings between Executive and Office Depot.  Executive understands and agrees that this Release Agreement and the surviving Non-Competition, Confidentiality and Non-Solicitation Agreement, constitute the entire agreement between Office Depot and Executive with respect to Executive’s employment and separation from employment, that no other promises have been made to Executive, and that Executive has not relied upon any representation or statement, written or oral, not set forth in this document.  Executive expressly acknowledges that the provisions contained in the Non-Competition, Confidentiality and Non-Solicitation Agreement are incorporated into this agreement and remain in full force and effect.  The terms set forth in this Section 9 are material terms of this Release Agreement and are essential to protect Office Depot’s legitimate interests and relationships.  Executive agrees that a breach of any of these terms would cause irreparable harm to Office Depot, and that Office Depot may seek immediate injunctive relief in a court of law to enforce the terms of this Release Agreement and the surviving terms of the Non-Competition, Confidentiality and Non-Solicitation Agreement.

Executive further agrees that she will not make any remarks disparaging the conduct or character of Company to any customers, clients, suppliers, vendors, or competitors of the Company.

Executive will provide her full and truthful testimony, cooperation and assistance in any litigation, investigations, or administrative proceeding involving any matters with which she was involved during her employment with Office Depot. For purposes of this Section, cooperation and assistance includes, but is not limited to, attending meetings and informal interviews and gathering, reviewing and providing documents.  Office Depot will reimburse Executive for reasonable travel expenses and other reasonable expenses and costs with the prior written approval of Office Depot’s Executive Vice President, Chief Legal and Administrative Officer, which are to be incurred in providing such assistance.

____________

Executive’s Initials

Executive acknowledges and agrees that the terms and provisions of this Release Agreement, as well as any and all incidents leading to or resulting from this Release Agreement, are confidential and shall not be discussed with any individual without the prior written consent of Office Depot’s Executive Vice President, Chief Legal and Administrative Officer, except that this Release Agreement shall not prohibit Executive from required confidential disclosures to her attorney, accountant, or to any governmental taxing authority, or discussing the matter with her immediate family on a need to know basis.  Nothing in this Section or in this Release Agreement shall be construed as prohibiting Executive from communicating with a governmental agency, participating in, cooperating with or testifying truthfully in a government investigation or responding to a validly issued subpoena or Court Order. However, before disclosing any confidential information as described in this Section, Executive must provide at least seven (7) days advance written notice to the Company’s Executive Vice President, Chief Legal and Administrative Officer, where possible. If seven days’ notice is not possible, Executive must provide written notice as soon as possible.

10.

Time to Consider, Right of Revocation.  Executive understands and acknowledges that she has twenty-one (21) calendar days to review and consider the provisions of this Release Agreement, and agrees that any modifications, material or immaterial, made to this Release Agreement do not restart the running of the twenty-one (21) day period.  Executive further understands that she has seven (7) calendar days following her execution of this Release Agreement to revoke her acceptance of this Release Agreement (the “Revocation Period”) and that this Release Agreement shall not become effective or enforceable until the Revocation Period has expired.  Revocation of this Release Agreement must be made by delivering a written notice of revocation to Lois-Lee Haratsis, Sr. Manager, Employment Compliance.  For this revocation to be effective, written notice must be received by Lois-Lee Haratsis, Sr. Manager, Employment Compliance no later than the close of business on the seventh day after Executive signs this Release Agreement.  Executive understands and acknowledges that no monies will be paid to her pursuant to Section 2 of this Release Agreement until the Revocation Period has expired.

11.

Attorneys’ Fees.  In the event that Executive or Office Depot commences an action for damages, injunctive relief, or to enforce the provisions of this Release Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorneys’ fees and costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action.  To the extent that any payment or reimbursement by Office Depot of fees or costs pursuant to this Section 11 does not qualify for exclusion from Federal income taxation, Office Depot will make the payment or reimbursement only if Executive incurs the corresponding expense during her lifetime and the court determines that Office Depot is required to make payment or reimbursement of the expense pursuant to this Section 11 no later than two months prior to the last day of the calendar year following the calendar year in which Executive incurs the expense so that Office Depot can and will, make the payment or reimbursement on or before the last day of the calendar year following the calendar year in which Executive incurs the expense.  The amount of expenses eligible for such payment or reimbursement by Office Depot during a calendar year will not affect the amount of expenses eligible for such reimbursement or payment by Office Depot in another calendar year, and the right to such payment or reimbursement by Office Depot is not subject to liquidation or exchange for another benefit from Office Depot.

____________

Executive’s Initials

12.

Indemnification.   Nothing herein shall be construed to waive or disclaim any indemnification rights to which Executive may be entitled under Office Depot’s Amended and Restated By-Laws, nor is this Release Agreement intended to release, waive or disclaim any rights that either Office Depot or Executive may have under an applicable insurance policy.

13.

Miscellaneous.  This Release Agreement shall be governed in all respects by the laws of the State of Florida.  Venue for any dispute arising out of or relating to this Release Agreement shall be in Palm Beach County, Florida.  This Release Agreement shall not be construed against either party by virtue of the drafting hereof by the Company.  If any part of the Release Agreement should be declared invalid, illegal or unenforceable, the rest of the Release Agreement will still be valid and enforceable.

14.

Tax Treatment.  This Release Agreement will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. § 1 .409A- 1 (b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to other amounts that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts payable under this letter and Office Depot’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. As a result, with respect to any amount that is subject to Section 409A: (i) references to Executive’s termination of employment shall be deemed references to Executive’s “separation from service” within the meaning of Treas. Reg. §1.409A-1(h), and (ii) in the event Executive is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) on the date of Executive’s separation from service (with such status determined by Office Depot in accordance with rules established by Office Depot in writing in advance of the “specified employee identification date” that relates to the date of Executive’s separation from service or in the absence of such rules established by Office Depot, under the default rules for identifying specified employees under Treas. Reg. §1.409A-1(i)), any amount that is payable to Executive in connection with Executive’s separation from service shall be paid six months after such separation from service (if Executive dies after the date of Executive’s separation from service but before a payment has been made, such payment will be paid to Executive’s estate without regard to such six-month delay). Executive acknowledges and agrees that Office Depot has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Release Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

**Remainder of page intentionally left blank**

____________

Executive’s Initials

I CERTIFY THAT I HAVE FULLY READ, HAVE RECEIVED AN EXPLANATION OF, AND COMPLETELY UNDERSTAND THE PROVISIONS OF THIS RELEASE AGREEMENT, INCLUDING THE FACT THAT IT CONTAINS A RELEASE OF AGE CLAIMS, THAT OFFICE DEPOT HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AGREEMENT, THAT I WAS GIVEN TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THE PROVISIONS OF THIS RELEASE AGREEMENT, AND THAT I AM SIGNING THIS RELEASE AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Executive

/s/ Jerri DeVard________________Date:  3/18/2020___________

Jerri DeVard

EMP ID 885038

PLEASE RETURN RELEASE TO:

Lois-Lee Haratsis, PHR

Sr. Manager Employment Compliance

Office Depot, Inc.

6600 North Military Trail, C470

Boca Raton, Florida 33496

____________

Executive’s Initials